Putnam American Government Income Fund, September 30, 2014
Annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		11,629
Class B		120
Class C		228
Class M		29

72DD2 (000s omitted)

Class R		148
Class R5		4
Class R6		68
Class Y 		648

73A1

Class A	 	0.212
Class B	 	0.144
Class C	 	0.143
Class M	 	0.188

73A2

Class R		0.188
Class R5		0.236
Class R6		0.245
Class Y		0.236


74U1	(000s omitted)

Class A		54,362
Class B		744
Class C		1,580
Class M		153

74U2	(000s omitted)

Class R		697
Class R5       66
Class R6		444
Class Y		4,036

74V1

Class A		9.08
Class B		9.01
Class C		9.05
Class M		9.16

74V2


Class R		9.10
Class R5		9.07
Class R6		9.06
Class Y		9.06


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.